Exhibit 99.3 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. APPOINTS CHIEF OPERATING OFFICER
PATRICK J. DEMPSEY TO PRESIDENT AND CHIEF EXECUTIVE OFFICER

•	Board Names 12-Year Barnes Group Veteran as Company's New Leader

•	Gregory F. Milzcik Retiring After Serving as President & CEO and Director Since 2006

BRISTOL, Conn., February 22, 2013 - Barnes Group Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, today announced that its Board of Directors has appointed Chief Operating Officer Patrick J. Dempsey, 48, to President and Chief Executive Officer of the Company, effective March 1, 2013. Gregory F. Milzcik is retiring after serving as President and CEO and Director of Barnes Group Inc. since 2006, but will remain with the Company through May 3, 2013, as Executive Vice Chairman of Barnes Group Inc. to help effect a smooth transition of leadership.

“Patrick Dempsey is a hands-on leader with a proven record of building businesses, strengthening operations, and motivating people,” said Thomas O. Barnes, Chairman of the Board, Barnes Group Inc. “The Board of Directors unanimously agreed that Patrick's depth of experience, combined with his extensive knowledge of our business operations, make him well-prepared to successfully lead our organization into the future.”

“I am excited to have the opportunity to lead Barnes Group through its next phase of growth, building on our long history of providing world-class products and services to our customers through our highly skilled and passionate employees,” said Dempsey. “I am grateful for the confidence that Greg Milzcik and the Board have expressed in me, and I look forward to working closely with Greg during the transition.”

“Greg is leaving the Company in great shape with a record year-end backlog and expanding operating margin,” said Barnes. “He successfully guided the Company through the 2009 economic downturn and played an integral role in championing our corporate culture of employee empowerment and operational excellence via the Barnes Enterprise System (BES). The Board expresses its sincere appreciation for Greg's commitment and dedication to positioning the Company for long-term growth and success, and wishes him well in his retirement.”

Appointed Senior Vice President and Chief Operating Officer in 2012, Patrick Dempsey has spent the past 12 years with Barnes Group. As COO, he has been responsible for oversight and direction of the Company's global business segments, as well as working closely on the development and execution of the Company's strategic plan. Pursuant to this strategy, Dempsey played a key role in the divestiture of Barnes Distribution Europe in 2011 and the acquisition of Synventive Molding Solutions, the largest acquisition in the organization's history in 2012. He further assisted with the restructuring of the aerospace businesses to combine OEM and Aftermarket into one global business segment while simultaneously realigning manufacturing operations into dedicated Centers of Excellence to enable global competitiveness, enhanced efficiency and sustainable, profitable growth.

Prior to serving as COO, Dempsey served as Vice President Barnes Group Inc. and President, Logistics and Manufacturing Services. In this role, he was directly responsible for sales and operations of the organization's distribution and aerospace aftermarket businesses. Dempsey joined Barnes Group in 2000 as President, Barnes Aerospace, Windsor Airmotive. Following this, he served in roles of increasing responsibility, including Vice

President, Operations, Barnes Aerospace, 2003; President, Barnes Aerospace, 2004 - 2007; and President, Barnes Distribution, 2007 - 2008. During his tenure at BGI, the businesses under his leadership achieved record orders, sales and profits, and won multiple long-term contracts and life of program Revenue Sharing Programs (RSPs).

Prior to joining Barnes Group Inc., Dempsey held leadership positions at United Technologies' Pratt and Whitney Division and the Interturbine Group of Companies.

Dempsey holds a Masters of Business Administration from the University of Michigan and a Bachelor's of Engineering Technology and Education from the University of Limerick, Ireland. He also holds various business management and leadership certifications from Harvard Business School, Case Western University, Columbia University, Texas Christian University and Southern Methodist University.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial manufacturer and services provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group's approximately 5,100 dedicated employees, at more than 70 locations world-wide are committed to achieving consistent and sustainable profitable growth. For more information, visit: http://www.bginc.com

Contact:
Rikki Crea
Manager, Corporate Communications
Barnes Group Inc.
860-583-7070